(Letterhead of Leonard W. Burningham, Esq.)

March 27, 2002


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Diversified Resources Group, Inc., a Utah corporation (the "Registrant"), to be filed on or about March 27, 2002, covering the registration and issuance of 23,080,808 shares of common stock pursuant to a Long Term Incentive Plan

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                              Yours very sincerely,

                              /s/ Leonard W. Burningham

                              Leonard W. Burningham